Exhibit 99.1

We, the undersigned, hereby express our agreement that the attached statement on Schedule 13G is filed on behalf of each of the undersigned.

Dated: May 23, 2022	/s/ John D. Gottwald
John D. Gottwald

/s/ William M. Gottwald
William M. Gottwald

/s/ James T. Gottwald
James T. Gottwald

Floyd D. Gottwald, Jr. Living Trust

/s/ James T. Gottwald
By: James T. Gottwald, as trustee